Exhibit 1

Joint Filing Statement

Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to the joint filing of Schedule 13G Amendment No. 3 under the Securities Exchange Act of 1934, as amended, with respect to the Ordinary Shares, nominal value €0.04 per share of ProQR Therapeutics N.V. beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: April 5, 2021

RTW Investments, LP

By:	/s/ Roderick Wong
Roderick Wong, M.D., Managing Partner

RTW Master Fund, Ltd.

By:	/s/ Roderick Wong
Roderick Wong, M.D., Director

Roderick Wong, M.D.

By:	/s/ Roderick Wong
Roderick Wong, M.D., Individually